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    FORM 4

UNITED STATES SECURITIES AND EXCHANGE COMMISSION              OMB APPROVAL
         Washington, D.C. 20549                          OMB Number: 3235-0287
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         Expires: December 31, 2001
                                                      Estimated average burden
X                                                    hours per response . . 0.5
Check this box if no longer subject
to Section 16. Form 4 or Form 5            Filed pursuant to Section 16(a)of the
obligations may continue. See              Securities Exchange Act of 1934,
Instruction 1(b).                          Section 17(a) of the Public Utility
                                           Holding Company Act of 1935 or
(Print or Type Responses)                  Section 30(f) of the Investment
                                           Company Act of 1940

|=============================|=====================|=====================================|
|1.                           | 2.                  | 4.                                  |
|Name and Address of          | Date of Event       | Issuer Name and Tickler or Trading  |
|Reporting Person*            | Requiring Statement | Symbol                              |
|                             | (Month/Day/Year)    |                                     |
|KEATING, KEVIN R.            |                     |       iVIDEONOW                     |
|-----------------------------|  01/16/02           |                                     |
|(Last)     (First)   (Middle)|                     | Trading Symbol:      VN0W           |
|                             |                     |                                     |
|383 INVERNESS PARKWAY STE#100                      |                                     |
|-----------------------------|=====================|=====================================|======================|
|       (Street)              | 3.                  | 5.                                  | 6. If Amendment,     |
|                             | I.R.S.Identification| Relationship of Reporting Person(s) |    Date of Original  |
|ENGLEWOOD, COLORADO 80112    | Number of Reporting |  to Issuer                          |    Original          |
|-----------------------------| Person, if an entity| (Check all applicable)              |    (Month/Day/Year)  |
|  (City)     (State)  (Zip)  | (voluntary)         |                                     |                      |
|                             |                     |  X  Director           10% Owner    |                      |
|                             |                     | ---                ---              |                      |
|                             |                     |                                     |======================|
|                             |                     |  X  Officer (give      Other (speci-| 7. Individual or     |
|                             |                     | ---  title below)  ---     fy below)|    Joint/Group Filing|
|                             |                     |                                     |    (Check Applicable |
|                             |                     |  CEO & CFO                          |     Line)            |
|                             |                     |                                     |                      |
|                             |                     |                                     | X   Form filed by One|
|                             |                     |                                     | --- Reporting Person |
|                             |                     |                                     |                      |
|                             |                     |                                     |     Form filed  by   |
|                             |                     |                                     | --- More than One    |
|                             |                     |                                     |     Reporting Person |
|                             |                     |                                     |                      |
|                             |                     |                                     |                      |
|================================================================================================================|




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

|==================|=======================================================================================================|
| (City)   (State) |  Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                     |
|       (Zip)      |                                                                                                       |
|  Derry, NH 03038 |                                                                                                       |
|==================|===========|===========|=====================|====================|===============|====================|
|1.                |2.         |3.         |4.                   |5.                  |6.             |7.                  |
|Title of Security |Transaction|Transaction|Securities           |Amount of Securities|Ownership Form:|Nature of Indirect  |
|(Instr. 3)        |Date       |Code       |Acquired (A)         |Beneficially Owned  |               |Beneficial Ownership|
|                  |           |(Instr. 8) |or Disposed of (D)   |at End of Month     |Direct (D) or  |                    |
|                  |(Month/Day/|           |Instr. 3, 4 and 5)   |                    |Indirect (I)   |                    |
|                  |Year)      |           |                     |(Instr. 3 and 4)    |(Instr. 4)     |(Instr. 4)          |
|==================|===========|====|======|======|========|=====|=======|============|===============|====================|
|                  |           |Code|   V  |Amount|(A)or(D)|Price|       |            |               |                    |
|==================|===========|====|======|======|========|=====|=======|============|===============|====================|
|Common Stock      | 01/16/02  |P   |      |2,000,000  A   |$.02 |       | 2,000,000  |    D           |                    |
|                  |           |    |      |      |        |     |       |            |               |                    |
|==================|===========|====|======|======|========|=====|=======|============|===============|====================|
|                  |           |    |      |      |        |     |       |            |               |                    |
|==================|===========|====|======|======|========|=====|=======|============|===============|====================|





|==================================================================================================================================|
|      Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                              |
|       (e.g., puts, calls, warrants, options, convertible securities)                                                             |
|==========|==========|=======|=======|==========|===========|==============|========|==========|==================|===============|
|1.        |2.        |3.     |4.     |5.        |6.         |7.            |8.      |9.        |10.               |11.            |
|Title of  |Conversion|Trans- |Trans- |Number of |Date       |Title and     |Price   |Number of |Ownership Form of |Nature of      |
|Derivative|or        |action |action |Derivative|Exercise-  |Amount        |of      |Derivative|Derivative        |Indirect       |
|Security  |Exercise  |Date   |Code   |Securities|able and   |of            |Deriv-  |Securities|Securities        |Beneficial     |
|(Instr.3) |Price     |       |       |Acquired  |Expiration |Underlying    |ative   |Benefic-  |Beneficially Owned|Ownership      |
|          |of        |(Month/|(Instr |(A) or    |Date       |Securi-       |Security|ially     |at End of Month   |               |
|          |Derivative|Day/   | 8)    |Disposed  |(Month/Day/|ties          |(Instr. |Owned at  |(Instr. 4)        |(Instr. 4)     |
|          |Security  |Year)  |       |of (D)    |Year)      |              |5)      |End of    |                  |               |
|          |          |       |       |(Instr. 3,|           |              |        |Month     |                  |               |
|          |          |       |       |4 and 5)  |           |              |        |(Instr. 4)|                  |               |
|==========|==========|=======|====|==|======|===|====|======|=======|======|========|==========|==================|===============|
|          |          |       |    |  |      |   |    |      |       |      |        |          |                  |               |
|          |          |       |    |  |      |   |    |      |       |      |        |          |                  |               |
|          |          |       |    |  |      |   |    |      |       |      |        |          |                  |               |
|==========|==========|=======|====|==|======|===|====|======|=======|======|========|==========|==================|===============|
|          |          |       |    |  |      |   |    |      |       |      |        |          |                  |               |
|          |          |       |    |  |      |   |    |      |       |      |        |          |                  |               |
|          |          |       |    |  |      |   |    |      |       |      |        |          |                  |               |
|==========|==========|=======|====|==|======|===|====|======|=======|======|========|==========|==================|===============|
|          |          |       |    |  |      |   |    |      |       |      |        |          |                  |               |
|          |          |       |    |  |      |   |    |      |       |      |        |          |                  |               |
|          |          |       |    |  |      |   |    |      |       |      |        |          |                  |               |
|==========|==========|=======|====|==|======|===|====|======|=======|======|========|==========|==================|===============|
|          |          |       |    |  |      |   |    |      |       |      |        |          |                  |               |
|          |          |       |    |  |      |   |    |      |       |      |        |          |                  |               |
|          |          |       |    |  |      |   |    |      |       |      |        |          |                  |               |
|==========|==========|=======|====|==|======|===|====|======|=======|======|========|==========|==================|===============|

Explanation of Responses:







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             /s/ Kevin R. Keating                              3/27/03
            -------------------------------                 ---------------
            **Signature of Reporting Person                   Date
             KEVIN R. KEATING
Reminder:    Report on a separate line for each class of securities beneficially owned directly or indirectly.

           * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

          ** Intentional  misstatements or omissions of facts constitute Federal
             Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

       Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure



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